Exhibit 99.1

PRESS RELEASE | October 24, 2023 | NASDAQ: PLL

GHANA ISSUES MINING LEASE FOR EWOYAA PROJECT

•	Piedmont JV project receives historic first lithium mining lease from the Government of Ghana
•	Mining lease provides rights to mining and commercial production for an initial 15-year period
•	Ewoyaa Lithium Project poised to become a major producer of spodumene concentrate
•	Ewoyaa expected to provide most of the feedstock for Piedmont’s lithium hydroxide plant in Tennessee

BELMONT, North Carolina, October 24, 2023 – Piedmont Lithium (“Piedmont” or the “Company”) (Nasdaq: PLL; ASX: PLL), a leading global supplier of lithium resources critical to the U.S. electric vehicle supply chain, today announced that Ghana’s Ministry of Lands and Natural Resources has granted a mining lease for the Ewoyaa Lithium Project (“Ewoyaa” or the “Project”), which is being developed by Piedmont and its partner, Atlantic Lithium Limited (“Atlantic Lithium”).

The mining lease provides exclusive rights to carry out lithium mining and commercial production activities for an initial 15-year period and is renewable in accordance with Ghanaian legislation. The issuance of the mining lease is subject to ratification by the Ghanaian parliament and follows last month’s announcement by the Minerals Income Investment Fund of Ghana (“MIIF”) of its plans to invest (1) $27.9 million to acquire a 6% stake in Ewoyaa and (2) an additional $5 million in Atlantic Lithium to help further, in part, the development of Ewoyaa. Prior to starting construction, an approval by the Environmental Protection Agency of Ghana also will be required. Atlantic Lithium expects the Ewoyaa permitting process to be finalized in H2 2024.

Piedmont Lithium Chief Operating Officer and Atlantic Lithium Non-Executive Director Patrick Brindle said receipt of the mining lease marks a significant step toward production and reflects Ghana’s interest in becoming a global resource for lithium concentrate. “We are excited for our partner Atlantic Lithium, and we thank the project team and the Minerals Commission for their diligent efforts throughout the application process. The issuance of Ghana’s first mining lease for lithium demonstrates clear support for the Ewoyaa Lithium Project and the opportunity it presents for the country and local communities,” said Brindle. “This milestone also reinforces Piedmont’s plans to utilize Ewoyaa material as feedstock for the proposed 30,000 metric ton per year Tennessee-based lithium hydroxide conversion facility.”

Piedmont owns a 9% equity interest in Atlantic Lithium, and in August announced that it exercised its option to acquire an initial 22.5% interest in Ewoyaa, subject to government approvals. Piedmont has a right to earn an additional 27.5% interest in the Project, subject to satisfying certain funding requirements, which would result in Piedmont and Atlantic Lithium each owning 50% of Ewoyaa, exclusive of the expected MIIF investment and the Ghanaian government’s carried interest. Piedmont also holds an offtake agreement to purchase 50% of lithium concentrate production at Ewoyaa on a market-based pricing mechanism for the life of the mine.

For further information, contact:

Erin Sanders	Christian Healy/Jeff Siegel
SVP, Corporate Communications &	Media Inquiries
Investor Relations	E: Christian@dlpr.com
T: +1 704 575 2549	E: Jeff@dlpr.com
E: esanders@piedmontlithium.com

About Piedmont Lithium
Piedmont Lithium Inc. (Nasdaq: PLL; ASX: PLL) is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. Our goal is to become one of the largest lithium hydroxide producers in North America by processing spodumene concentrate produced from assets where we hold an economic interest. Our projects include our Carolina Lithium and Tennessee Lithium projects in the United States and partnerships in Quebec with Sayona Mining (ASX: SYA) and in Ghana with Atlantic Lithium (AIM: ALL; ASX: A11). These geographically diversified operations will enable us to play a pivotal role in supporting America’s move toward energy independence and the electrification of transportation and energy storage. For more information, follow us on Twitter @PiedmontLithium and visit www.piedmontlithium.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of or as described in securities legislation in the United States and Australia, including statements regarding exploration, development construction and production activities of Sayona Mining, Atlantic Lithium and Piedmont; current plans for Piedmont’s mineral and chemical processing projects; Piedmont’s potential acquisition of an ownership interest in Ewoyaa; and strategy. Such forward-looking statements involve substantial and known and unknown risks, uncertainties, and other risk factors, many of which are beyond our control, and which may cause actual timing of events, results, performance or achievements and other factors to be materially different from the future timing of events, results, performance, or achievements expressed or implied by the forward-looking statements. Such risk factors include, among others: (i) that Piedmont, Sayona Mining or Atlantic Lithium may be unable to commercially extract mineral deposits, (ii) that Piedmont’s, Sayona Mining’s or Atlantic Lithium’s properties may not contain expected reserves, (iii) risks and hazards inherent in the mining business (including risks inherent in exploring, developing, constructing and operating mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), (iv) uncertainty about Piedmont’s ability to obtain required capital to execute its business plan, (v) Piedmont’s ability to hire and retain required personnel, (vi) changes in the market prices of lithium and lithium products, (vii) changes in technology or the development of substitute products, (viii) the uncertainties inherent in exploratory, developmental and production activities, including risks relating to permitting, zoning and regulatory delays related to our projects as well as the projects of our partners in Quebec and Ghana, (ix) uncertainties inherent in the estimation of lithium resources, (x) risks related to competition, (xi) risks related to the information, data and projections related to Sayona Mining or Atlantic Lithium, (xii) occurrences and outcomes of claims, litigation and regulatory actions, investigations and proceedings, (xiii) risks regarding our ability to achieve profitability, enter into and deliver product under supply agreements on favorable terms, our ability to obtain sufficient financing to develop and construct our projects, our ability to comply with governmental regulations and our ability to obtain necessary permits, and (xiv) other uncertainties and risk factors set out in filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”) and the Australian Securities Exchange, including Piedmont’s most recent filings with the SEC. The forward-looking statements, projections and estimates are given only as of the date of this press release and actual events, results, performance and achievements could vary significantly from the forward-looking statements, projections and estimates presented in this press release. Readers are cautioned not to put undue reliance on forward-looking statements. Piedmont disclaims any intent or obligation to update publicly such forward-looking statements, projections, and estimates, whether as a result of new information, future events or otherwise. Additionally, Piedmont, except as required by applicable law, undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Piedmont, its financial or operating results or its securities.